Exhibit 99.1

P.O. Box 110  ▪  Route 5  ▪  South Deerfield  ▪  MA  ▪  01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt
(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports
Fiscal 2011 Fourth Quarter and Full Year Results

South Deerfield, MA – March 1, 2012 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the fourth quarter ended December 31, 2011.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the fourth quarter of 2011 were $316.6 million, a $25.0 million or 8.6% increase from the prior year fourth quarter.  Retail sales were $216.5 million, an increase of $15.1 million or 7.5% from the prior year quarter. Sales in the Company’s Wholesale segment were $66.4 million, an increase of $1.7 million or 2.6% versus the prior year fourth quarter.  Sales in the Company’s International segment, which is being reported as a separate business segment beginning in 2011 after having previously been included in the Wholesale segment, were $33.7 million, an increase of $8.2 million or 32.1% from the fourth quarter of fiscal 2010. The Company recorded net income of $54.8 million for the fourth quarter of 2011 compared to net income of $51.8 million for the fourth quarter of 2010, an increase of 5.8%.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the fourth quarter of 2011 increased by 4.1% to $112.9 million, or 35.6% of sales, as compared to Adjusted EBITDA for the prior year fourth quarter of $108.4 million, or 37.2% of sales.

For the year ended December 31, 2011 (“Fiscal 2011”), total Company sales increased by $52.0 million or 7.1% to $785.8 million. Retail sales increased 5.4% over the prior year to $449.2 million and Wholesale sales increased 1.2% over the prior year to $235.2 million.  Sales in the Company’s International segment were $101.3 million, an increase of $26.5 million or 35.4% from Fiscal 2010. The Company generated net income of $54.5 million for Fiscal 2011 compared to net income of $41.9 million for the prior year, an increase of 30%.

Adjusted EBITDA was $193.2 million in Fiscal 2011, compared to $193.7 million in Fiscal 2010. Reconciliations of the fourth quarter and full year results to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

“We believe that the investments we have made in our growth businesses continue to gain traction, as in the fourth quarter all three of our business units delivered solid to strong revenue increases over the prior year, and the Company as a whole delivered strong gains in net income and Adjusted EBITDA in the quarter,” said Harlan Kent, Chief Executive Officer of Yankee Candle.  “This growth came in the midst of a retail environment that continues to be very promotional and we continue to strive to optimize our promotional spending in such a marketplace,” said Kent.  “For the year, our growth investments drove solid sales gains across our business.  As we have discussed all year, in 2011 we battled a great deal of wax, freight and commodity inflation which, coupled with the highly promotional retail environment, certainly pressured margins.  We were able to offset much of this through price, increased productivity, and efficiency so that we ended the year essentially flat in Adjusted EBITDA.”

Fourth Quarter Highlights:

•
Retail sales were $216.5 million, an increase of $15.1 million or 7.5% from the fourth quarter of fiscal 2010, driven by sales from the 40 new Yankee Candle retail stores opened during 2011, increased sales in our Consumer Direct business, an increase in our comparable store sales and an increase in sales in our Yankee Candle Fundraising division.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 3.4% compared to the prior year fourth quarter.  Comparable store sales in the 512 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 1.6%.  The increase in comparable store sales was driven by an increase in average ticket of 2.2% partially offset by a decrease in traffic of 0.6%.  Comparable sales in the Consumer Direct business increased by 25.6% over the prior year fourth quarter.

•
Wholesale sales were $66.4 million in the fourth quarter, an increase of $1.7 million or 2.6% from the prior year fourth quarter.  The increase was primarily driven by increased sales to our premium mass and department store channels coupled with increased sales to our off-price channel. These increases were partially offset by a decrease in sales in our domestic gift store channel.

•
International sales were $33.7 million in the fourth quarter, an increase of $8.2 million or 32.1% over the prior year fourth quarter.  The increase was driven primarily by increased sales in our UK business.

Fiscal 2011 Highlights:

•
Retail sales were $449.2 million, an increase of $22.9 million or 5.4% over the prior year, driven primarily by sales in new stores opened after the fourth quarter of 2010, increased sales in our Consumer Direct division and an increase in sales in our Yankee Candle Fundraising division.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 1.7% compared to the prior year.  Comparable store sales in the 512 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year remained flat, while comparable sales in the Consumer Direct business increased by 20.8% over Fiscal 2010.

•
Wholesale sales were $235.2 million for Fiscal 2011, an increase of $2.7 million or 1.2% from the prior year.  The increase was driven primarily by increased sales in our premium mass and department store channels, offset by decreased sales to the domestic gift store channel.

•
International sales were $101.3 million, an increase of $26.5 million or 35.4% over the prior year.  The increase was driven primarily by increased sales in our UK wholesale business and in our “store within a store” concession channel.

“The investments we made in 2011 in our growth initiatives should position us well heading into 2012,” said Kent.  “Nonetheless, we expect the retail and consumer landscape to remain challenging and that our wholesale customers will continue to manage their inventories and open to buy dollars very carefully.  We will therefore work to continue to find ways to provide value to the consumer while also optimizing profitability.  Inflation remains a risk and we have taken price selectively in the first quarter of 2012 in order to cover residual and anticipated inflation and operating cost increases.  We hope to build on the momentum we saw in the latter half of 2011, especially in our growth areas of International, Consumer Direct, Fundraising and premium mass, and will continue to drive supply chain productivity and manage our cost structure appropriately.  As was the case in 2011, given the seasonal nature of our business and the increased weighting of our retail channels, we will be challenged in the relatively lower volume first half of the year, but overall we are cautiously optimistic that we will deliver solid top and bottom line performance in 2012.”

In February 2011, YCC Holdings LLC (the parent of Yankee Holding Corp.) and Yankee Finance were the co-issuers of $315.0 million of 10.25%/11.00% Senior Notes due in 2016 (the “Senior PIK Notes”).  For the thirteen weeks ending December 31, 2011, YCC Holdings LLC reported net income of $48.4 million, compared to the above-referenced net income earned by the Company of $54.8 million.  The difference in the net income between the Company and YCC Holdings LLC is driven primarily by additional interest expense at YCC Holdings LLC of $8.6 million related to the Senior PIK Notes, offset by a tax benefit related to such interest expense of $2.2 million.  YCC Holdings LLC reported net income for Fiscal 2011 of $33.5 million, compared to the above-referenced net income earned by the Company of $54.5 million.  The primary difference in Fiscal 2011 net income between the Company and YCC Holdings LLC is a result of additional interest expense at YCC Holdings LLC of $31.1 million related to the Senior PIK Notes, offset by a tax benefit related to such interest expense of $10.5 million.

Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  During Fiscal 2011, Yankee Holding Corp paid dividends of $19.3 million to YCC Holdings LLC, with $0.1 million of dividends paid during the thirteen weeks ended December 31, 2011.  Such dividends were used primarily to pay interest and transactional fees related to the Senior PIK notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its fourth quarter and full year results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q4 2011 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 28,800 store locations, a growing base of Company owned and operated retail stores (552 Yankee Candle Stores located in 46 states and 1 province in Canada as of December 31, 2011), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,700 store locations and distributors covering a combined 49 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2011 and any quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the risk that the substantial indebtedness incurred in connection with the Merger and the Senior PIK Notes, together with any other indebtedness incurred, might restrict our ability to operate our business and pursue certain business strategies or otherwise adversely affect our financial condition; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the risk that YCC Holdings LLC has no independent operations and is dependent upon cash flow generated by Yankee Candle and its subsidiaries to pay the interest and indebtedness under the Senior PIK Notes; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies or continued inflation in wax and transportation costs; the interests of our controlling equity holders may differ from those of noteholders; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	December 31, 2011			January 1, 2011
Sales:
Retail	$216,468	68.37%		$201,352	69.05%
Wholesale	66,446	20.98%		64,751	22.20%
International	33,713	10.65%		25,521	8.75%
Total sales	316,627	100.00%		291,624	100.00%

Cost of sales	129,225	40.81%		115,001	39.43%
Gross profit	187,402	59.19%		176,623	60.57%

Selling expenses: (A)
Retail	57,894	26.74%	(B)	51,306	25.48%	(B)
Wholesale	6,454	9.71%	(C)	6,374	9.84%	(C)
International	7,579	22.48%	(D)	5,232	20.50%	(D)

Total selling expenses	71,927	22.72%		62,912	21.57%

General & administrative expenses	14,118	4.46%		16,302	5.59%

Income from operations	101,357	32.01%		97,409	33.40%
Interest expense	17,240	5.44%		16,854	5.78%
Other income	(2,082)	-0.66%		(995)	-0.34%

Income before provision for income taxes	86,199	27.22%		81,550	27.96%
Provision for income taxes	31,345	9.90%		29,738	10.20%
Income from continuing operations	54,854	17.31%		51,812	17.77%

Loss from discontinued operations, net of income taxes	(35)	-0.01%		(37)	-0.01%
Net Income	$54,819	17.31%		$51,775	17.75%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-K.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Fifty-Two Weeks			Fifty-Two Weeks
	Ended			Ended
	December 31, 2011			January 1, 2011
Sales:
Retail	$449,176	57.16%		$426,325	58.10%
Wholesale	235,247	29.94%		232,544	31.69%
International	101,339	12.90%		74,848	10.20%
Total sales	785,762	100.00%		733,717	100.00%

Cost of sales	340,336	43.31%		307,103	41.86%
Gross profit	445,426	56.69%		426,614	58.14%

Selling expenses: (A)
Retail	186,769	41.58%	(B)	172,219	40.40%	(B)
Wholesale	25,265	10.74%	(C)	23,978	10.31%	(C)
International	22,948	22.64%	(D)	16,383	21.89%	(D)

Total selling expenses	234,982	29.90%		212,580	28.97%

General & administrative expenses	62,009	7.89%		62,609	8.53%
Restructuring charge	-	0.00%		829	0.11%

Income from operations	148,435	18.89%		150,596	20.53%
Interest expense	70,543	8.98%		75,648	10.31%
Other (income) expense	(7,414)	-0.94%		8,972	1.22%

Income before provision for income taxes	85,306	10.86%		65,976	8.99%
Provision for income taxes	30,497	3.88%		23,688	3.23%
Income from continuing operations	54,809	6.97%		42,288	5.76%

Loss from discontinued operations, net of income taxes	(262)	-0.03%		(379)	-0.05%
Net income	$54,547	6.94%		$41,909	5.71%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-K.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	December 31,	January 1,
	2011	2011

Current Assets:
Cash	$50,833	$12,713
Accounts receivable, net	57,013	46,937
Inventory	75,563	67,387
Prepaid expenses and other current assets	4,924	10,813
Deferred tax assets	8,724	11,642
Total Current Assets	197,057	149,492
Property and Equipment, net	118,402	118,786
Deferred Financing Costs	11,006	14,271
Other Assets	915,039	927,151
Total Assets	$1,241,504	$1,209,700

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$21,109	$26,291
Accrued payroll	6,910	12,669
Accrued income taxes	7,269	18,840
Other accrued liabilities	59,647	65,953
Current portion of long-term debt	12,042	-
Total Current Liabilities	106,977	123,753
Long-Term Debt	889,083	901,125
Deferred Rent	12,833	11,535
Deferred Tax Liabilities	107,123	99,432
Other Long-Term Liabilities	6,577	3,847
Stockholder's Equity	118,911	70,008
Total Liabilities And Stockholder's Equity	$1,241,504	$1,209,700

Yankee Holding Corp.
Dec 31, 2011 Earnings Release
Supplemental Data

	Quarter		Year to Date		Total
YCC Retail Stores	4	(5)	37	(5)	552
Wholesale Customer Locations - North America	280		8,563	(5)	28,791
Wholesale Customer Locations - Europe	29		653		5,665
Square Footage - Gross	6,236	(5)	55,624	(5)	1,045,549
Square Footage - Selling	4,930	(5)	41,363	(5)	803,372
Total Comp Stores & Consumer Direct Sales Change %	3.4%		1.7%
YCC Retail Comp Store Count	512		512		512
Sales per Square Foot (1)			$523
Store Count			509
Average store square footage, gross (2)			1,628
Average store square footage, selling (2)			1,238
Gross Profit (3) (6)
Retail $	$142,497		$292,826
Retail %	65.8%		65.2%
Wholesale $	$29,716		$109,784
Wholesale %	44.7%		46.7%
International $	$15,188		$42,816
International %	45.1%		42.3%
Segment Profit (3) (6)
Retail $	$84,603		$106,058
Retail %	39.1%		23.6%
Wholesale $	$23,262		$84,518
Wholesale %	35.0%		35.9%
International $	$7,609		$19,868
International %	22.6%		19.6%
Depreciation & Amortization (3)	$11,099		$41,669
Inventory per Store			$35,456
Inventory Turns (4)			3.1
Capital Expenditures (3)	$4,249		$24,631

(1)  Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(2)  Excludes S. Deerfield/Williamsburg Flagships.
(3)  Dollars in thousands.
(4)  Based on a 13 month average inventory divided by 12 month rolling COGS.
(5)  Net of closures.
(6)  Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-K.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “Adjusted EBITDA” which is a non-GAAP financial measure.  Adjusted EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to remove the affects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring and realized (gains) losses on foreign currency transactions.  Under the Company’s Credit Facility, Consolidated Adjusted EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA is calculated as follows:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-two Weeks Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net income	$54,819	$51,775	$54,547	$41,909
Loss from discontinued operations, net of income taxes	35	37	262	379
Provision for income taxes	31,345	29,738	30,497	23,688
Interest expense, net - excluding amortization of deferred financing fees	14,122	15,124	60,048	79,798
Amortization of deferred financing fees	1,048	1,730	4,093	4,840
Depreciation	6,942	6,579	25,301	25,811
Amortization	3,109	3,055	12,275	12,324

EBITDA from continuing operations	111,420	108,038	187,023	188,749
Equity-based compensation (a)	188	247	3,920	962
MDP advisory fees	375	375	1,500	1,500
Purchase accounting (b)	101	323	929	1,283
Restructuring (c)	-	-	-	829
Realized (gains) losses on foreign currency (d)	781	(551)	(187)	384

Adjusted EBITDA	$112,865	$108,432	$193,185	$193,707

(a) Represents equity-based compensation charges.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.

(d) Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.